Align Technology Announces $70 Million Accelerated Stock Repurchase Program

SAN JOSE, CA -- (Marketwired - April 29, 2014) - Align Technology, Inc. (NASDAQ: ALGN) today announced that it has entered into an accelerated stock repurchase agreement (ASR) with Goldman, Sachs & Co. to repurchase $70 million of Align's common stock as part of Align's three-year, $300 million stock repurchase program announced on April 23, 2014.

Under the terms of the ASR, Align has agreed to repurchase $70 million of its common stock from Goldman, Sachs & Co., with an initial delivery of approximately one million shares. The final number of shares to be repurchased will be based on Align's volume-weighted average stock price during the term of the ASR transaction, less an agreed upon discount. The ASR transaction is expected to be completed no later than approximately three months from April 29, 2014 and will be funded with the Company's cash on hand.

About Align Technology, Inc.
Align Technology is the leader in modern clear aligner orthodontics that designs, manufactures and markets the Invisalign system, which provides dental professionals with a range of treatment options for adults and teenagers. The Company also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Visit www.aligntech.com for more information.

For additional information about Invisalign or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about iTero, please visit www.itero.com.

Forward Looking Statement
This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be initially delivered to Align under the ASR transaction and Align's expectation that it will finance the ASR transaction with cash on hand. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, changing stock market conditions and the other risks described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on February 28, 2014. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com